Exhibit 99.1
For Immediate Release
News Release
RELIANCE BANCSHARES, INC. ANNOUNCES THE U.S. TREASURY HAS INVESTED $40 MILLION IN PREFERRED SHARES OF RELIANCE
ST. LOUIS, February 20, 2009 — Reliance Bancshares, Inc. announced today that the U.S. Treasury has invested $40 million in preferred shares of Reliance Bancshares and their warrants as part of the government’s Capital Purchase Program. Funding occurred on Friday, February 13, 2009.
“We are pleased that our application for these funds has been approved by the government. Although Reliance was a financially healthy, “well capitalized” bank before receipt of the funds, we are now in a position to take advantage of a greater number of market opportunities,” said Jerry S. Von Rohr, Chairman and Chief Executive Officer of Reliance Bancshares, Inc. “With these funds, Reliance is even better poised to continue our lending activities to small and medium sized businesses and to consumers in the communities we serve, thus perpetuating expansion and growth. We will continue to be a financial partner to our valued customers and work with them during these challenging economic times.”
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices — one in Tempe, Arizona and another in Houston, Texas. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with four branches in the Southwest Florida area. The company’s total assets as of September 30, 2008 exceeded $1.4 Billion. Reliance Bank’s website can be found at www.reliancebankstl.com

Forward looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.
Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com